UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 19, 2017

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Bobby Chapman notified Eco-Stim Energy Solutions, Inc. (the “Company”), that he intends to resign as Chief Operating Officer of the Company, effective August 1, 2017, to assume the role of Vice President of Corporate Development and M&A.

Mr. Chapman was appointed in December 2013. During his tenure, the Company successfully completed the start of operations in Argentina, established a solid reputation in that market and introduced new technology to the market in Oklahoma. Mr. Chapman will remain a member of the Company’s leadership team in his new role as Vice President of Corporate Development and M&A.

On July 19, 2017 and pursuant to the Company’s Second Amended and Restated Bylaws, as amended, the Company’s Board of Directors appointed Barry Ekstrand, the Company’s Senior Vice President of Operations – North America, to the position of Chief Operating Officer, effective August 1, 2017, filling a vacancy created by the resignation of Mr. Chapman. Mr. Ekstrand, age 59, has no family relationships with any of the Company’s directors or executive officers.

Mr. Ekstrand has served as the Company’s Senior Vice President of Operations – North America since March 2017. Prior to joining the Company and since January 2016, Mr. Ekstrand served as an Executive-in-Residence at Republic Chemical Technologies (“RCT”), a portfolio company of the CSL Energy Fund, focusing on the application of chemical technologies and services in the energy industry. Mr. Ekstrand served as a freelance consultant in the energy services industry from October 2015 to January 2016. From May 2015 to October 2015, Mr. Ekstrand served as President of the Chemical Services Division of Chem Rock Technologies, a supplier of chemical products and services to the oil and gas industry, including additives and frac chemical for well fracturing and coiled tubing fluid. From October 2014 to May 2015, Mr. Ekstrand worked as a freelance consultant in the energy services industry. From May 2012 to October 2014, Mr. Ekstrand served first as Vice President – Coiled Tubing, and then as Sr. Vice President, Completion Services, for Key Energy Services, a company providing an array of onshore energy production services and solutions (“Key Energy”). Prior to Key Energy, from 2010 to 2012 Mr. Ekstrand served as President of CRS Proppants, a provider of resin coated sands for oil and gas well fracturing applications. He also served in various positions with Weatherford International from 2002 to 2010, including as its Global Vice President, Reservoir Stimulation & Pressure Pumping Business Unit, where he helped build a global pressure pumping business with revenues in excess of $600 million. Mr. Ekstrand began his career with Halliburton Energy Services, where he served in various positions from 1980 to 2002, including as Global Strategic Business Manager and Country Manager. Mr. Ekstrand received an MBA from California State University, Bakersfield (1993), a BS in Chemical Engineering from California State Polytechnic University, Pomona (1980), and is named as an inventor of eight U.S. patents.

The Company entered into an employment agreement with Mr. Ekstrand effective as of April 5, 2017 (the “Employment Agreement”), which is not being modified in connection with Mr. Ekstrand’s transition into the role of Chief Operating Officer.

The Employment Agreement provides for an adjusted initial Base Salary (as defined in the Employment Agreement) of $262,000 per year and a target annual bonus equal to a maximum of seventy-five percent (75%) of Mr. Ekstrand’s Base Salary. In the event the Company involuntarily terminates Mr. Ekstrand’s employment without Cause or Mr. Ekstrand terminates his employment with the Company for Good Reason (each as defined in the Employment Agreement and in each case, a “Termination Event”), and subject to Mr. Ekstrand delivering to the Company an executed Release (as defined in the Employment Agreement), the Employment Agreement provides for a payment of an amount equal to his Base Salary payable for one year (the “Severance Payment”), at the rate in effect immediately before the Termination Event. The Severance Payment is payable in a lump sum on the first payroll date on or immediately after the sixtieth (60th) day following the Termination Date (as defined in the Employment Agreement), provided that the Release has become effective on such date in accordance with its terms. Equity or equity-based awards will be treated in accordance with the applicable plan and award agreement.

The Employment Agreement also contains covenants regarding non-competition, non-solicitation, conflicts of interest, confidentiality and work product, among other terms and conditions.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto.

Item 8.01 Other Events.

On July 19, 2017, the Company issued a press release relating to the change in management positions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement by and between Barry Ekstrand and the Company, effective as of April 5, 2017

99.1	Press release dated July 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

July 19, 2017	By:	/s/ J. Christopher Boswell
	Name:	J. Christopher Boswell
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Barry Ekstrand and the Company, effective as of April 5, 2017

99.1	Press release dated July 19, 2017